Exhibit 99.1

RxSight, Inc. Announces Preliminary First Quarter 2025 Revenue and Revised 2025 Guidance

Aliso Viejo, Calif. (NASDAQ: RXST) – April 2, 2025 – RxSight, Inc., an ophthalmic medical device company dedicated to providing high-quality customized vision to patients following cataract surgery, today announced select preliminary revenue results for the first quarter 2025 and revised full-year 2025 guidance. The Company will host a conference call on Thursday, April 3, 2025, at 8:00 a.m. Eastern Time.

Preliminary First Quarter 2025 Results

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Preliminary first quarter 2025 revenue is expected to be approximately $37.9 million, representing growth of 28% compared to the prior year period, and a decrease of 6% compared to the fourth quarter of 2024, driven by:
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The sale of 27,579 Light Adjustable Lenses (LAL™/LAL+®); representing a 36% increase in procedure volume compared to the first quarter of 2024; and
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The sale of 73 Light Delivery Devices (LDD™s), bringing the installed base to 1,044 LDDs as of March 31, 2025, which represents a 43% expansion compared to the installed base of 732 LDDs at end of the first quarter of 2024.

“Given RxSight’s more significant installed base of surgeons and practices, we now must navigate headwinds affecting the overall premium IOL market and broader economy that were less impactful when our commercial footprint was much smaller,” said Dr. Ron Kurtz, Chief Executive Officer and President of RxSight. “Despite these dynamics, that particularly affected LAL procedures, we continued to make progress in the quarter by further expanding our installed base to 1,044 LDDs. To address current market conditions, as well as our long-term opportunity to transform the practice of premium cataract surgery, we will continue to refine our clinical education and practice adoption programs, support new customer business models, drive innovative product enhancements and advance international expansion.”

Revised 2025 Guidance

The company decreased its 2025 full-year revenue and operating expense guidance as follows:

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Revenue in the range of $160.0 million to $175.0 million, a decrease from the previous guidance range of $185.0 million to $197.0 million, representing implied growth of 14% to 25% compared to 2024;
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Operating expenses in the range of $150.0 to $160.0 million, a decrease from the previous guidance range of $165.0 million to $170.0 million and now representing an implied increase of 10% to 18% compared to 2024;
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Operating expenses also include non-cash stock-based compensation expense, which is now projected to be in the range of $27.0 million to $30.0 million, compared to the previous range of $22.0 million to $25.0 million.

The foregoing financial and operational results are preliminary estimates and complete, unaudited financial results for the first quarter of 2025 are expected to be announced on Wednesday, May 7, 2025.

Conference Calls

On Thursday, April 3, 2025, at 8:00 a.m. Eastern Time, the company will host a conference call to discuss its preliminary first quarter 2025 revenue results and revised full year guidance. To participate in the conference call, please dial (800) 715-9871 or (646) 307-1963 and enter the conference code: 4020145.

Separately, the company plans to report unaudited financial results for the first quarter of 2025 after the market close on Wednesday, May 7, 2025. Management will discuss these more comprehensive results during a conference call shortly following the announcement.

Both conference calls will also be broadcast live in listen-only mode via a link on the company’s investor relations website at https://investors.rxsight.com/. An archived recording of the calls will be available through the same link shortly after their completion.

About RxSight, Inc.

RxSight, Inc. is an ophthalmic medical device company dedicated to providing high-quality customized vision to patients following cataract surgery. The RxSight® Light Adjustable Lens system, comprised of the RxSight Light Adjustable Lens® (LAL™/LAL+®, collectively the “LAL”), RxSight Light Delivery Device (LDD™) and accessories, is the first and only commercially available intraocular lens (IOL) technology that can be adjusted after surgery, enabling doctors to customize and deliver high-quality vision to patients after cataract surgery. Additional information about RxSight can be found at www.rxsight.com.

Forward-Looking Statements

This press release contains forward-looking statements, including: statements concerning: headwinds affecting the overall premium IOL market and broader economy and the impact of a larger installed base on growth; the anticipated implementation of targeted actions to address current market conditions, including with respect to educational efforts, supporting new customer business models, driving innovative product enhancements and advancing international expansion; statements concerning the Company’s preliminary first quarter 2025 financial and operational results and the anticipated timing of announcing unaudited first quarter 2025 financial results; LDD and LAL sales growth trends; and the Company’s revised projected revenue, gross margin and operating expenses in 2025. Such statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed, implied or inferred by these forward-looking statements, including those risks described in the Company’s prior press releases and the Company’s filings with the Securities and Exchange Commission (SEC), including in Part I, Item 1A (Risk Factors) of the Company’s Annual Report on Form 10-K for the year-ended December 31, 2024, filed with the SEC on February 25, 2025, and any subsequent filings with the SEC. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” or “continue” or the negative of such terms and other same terminology. These statements are only predictions based on our current expectations and projections about future events. You should not place undue reliance on these statements. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors. These and other factors may cause our actual results to differ materially from any forward-looking statement. We undertake no obligation to update any of the forward-looking statements after the date of this press release to conform those statements to reflect the occurrence of unanticipated events, except as required by applicable law.

The foregoing financial and operational results are preliminary estimates. RxSight is in the process of finalizing its financial statements for the first quarter of 2025, and its actual results remain subject to completion of those financial statements and their review by its independent registered public accounting firm. These preliminary estimates are based on information available to management as of the date of this press release and certain related assumptions, which could prove incorrect. RxSight’s actual, reported results of operations could differ based on completion of our quarter end closing procedures, final adjustments and developments that may arise prior to completion of its quarterly financial statements, and adjustments arising from the review by its independent registered public accounting firm. You should carefully review RxSight’s unaudited, consolidated financial statements for the first quarter of 2025 when they become available.

Company contact:

Shelley B. Thunen

Chief Financial Officer

sthunen@rxsight.com

Investor Relations Contact:

Oliver Moravcevic

VP, Investor Relations

omoravcevic@rxsight.com